As filed with the Securities and Exchange Commission on December 10, 1999,
  Registration No. 333-______


                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        ________________________________
                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             SEARS, ROEBUCK AND CO.
                 (Exact name of Registrant as specified in its charter)


	New York	                                          36-1750680
(State of incorporation) 	            (I.R.S. Employer Identification No.)

	3333 Beverly Road
Hoffman Estates, Illinois	                                  60179
(Address of principal executive offices)	                 (Zip Code)

                       Sears 401(k) Profit Sharing Plan
                          (Full title of the plan)

                          Anastasia D. Kelly, Esq.
                 Executive Vice President and General Counsel
                           Sears, Roebuck and Co.
                              3333 Beverly Road
                          Hoffman Estates, IL  60179

Telephone number, including area code, of agent for service: (847) 286-2500

                       CALCULATION OF REGISTRATION FEE



Title of        Amount to be    Proposed maximum  Proposed maximum Amount of
Securities      registered      offering price    aggregate        registration
to be                           per share         offering  price  fee
registered(1)

Common Shares,
par value $0.75  5,000,000 shares  $31.15625(2)    $155,781,250(2)  $41,127(3)

_____________________________
(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(h)(i) and Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low prices of Sears common shares on the New York Stock Exchange on December 9, 1999.

(3) A registration fee of $54,898 was paid with respect to the earlier registration of 3,000,000 common shares pursuant to Registration No. 333-53149, of which $24,114 represented the proportionate amount of the fee associated with the common shares that have not yet been sold.

Pursuant to General Instruction E of Form S-8, the contents of Registration Statement No. 333-53149 (filed May 20, 1998) are incorporated by reference.



PART II
Information Required in the Registration Statement

Item 3.		Incorporation of Documents by Reference

The following documents filed by Sears, Roebuck and Co. with the Securities and Exchange Commission (the "Commission") are incorporated into this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

(1) Sears Annual Report on Form 10-K for the fiscal year ended January 2,
    1999,

(2) Sears Quarterly Reports on Form 10-Q for the quarters ended April 3, July 3 and October 2, 1999;

(3) Sears Current Reports on Form 8-K dated January 21, February 9, February 18, February 19, March 11, April 23, June 29, July 2 and September 2, 1999;

(4) The description of Sears common shares contained in Item 5 on page 17 of Sears Annual Report on Form 10-K for the year ended January 2, 1999;

(5) Sears 401(k) Profit Sharing Plan's Annual Report on Form 11-K for the year ended December 31, 1999; and

(6) all documents (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission) filed by Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereunder have been sold or deregistering all securities then remaining unsold.

Item 4.		Description of Securities.

        Not applicable.

Item 5.	Interests of Named Experts and Counsel.

        Not applicable.

Item 6.	Indemnification of Directors and Officers.

     Article V of the By-Laws of Sears, relating to indemnification of directors and officers, is incorporated by reference to Exhibit 3.(ii) to the Annual Report on Form 10-K of Sears for the year ended January 2, 1999.

     Judgments or decrees rendered against Sears 401(k) Profit Sharing Plan (the "Plan"), the Trustee, the Investment Committee or other fiduciaries that are not based upon a breach of fiduciary responsibility are to be satisfied from Plan assets and not from assets of the Trustee, the members of the Investment Committee or other named fiduciaries.

     The New York Business Corporation Law ("BCL") and the By-Laws of Sears generally provide for the indemnification of any director or officer of Sears who is or is threatened to be made a party to any action because such person is or was a director or officer of Sears, or because such person served another enterprise (including Sears Investment Management Co. ("SIMCO") or the
Plan) at the request of Sears, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred as a result of such action, as limited by the BCL and the By-Laws in certain circumstances depending upon the type of conduct involved and the nature of the action. As authorized by the Delaware General Corporation Law ("GCL"), the by-laws of SIMCO also provide for indemnification of directors, officers, employees and agents of SIMCO in a manner generally similar to that described above.

     The BCL authorizes Sears, and the GCL authorizes SIMCO, to purchase indemnification insurance.

     Sears has in effect insurance policies that provide total coverage of $150,000,000 (subject to a deductible) over a three year period ending March 31, 2001. The policies insure directors and officers of Sears and of certain other entities (including SIMCO and the Plan) against claims arising from their service as directors or officers. The policies also provide for the payment by the insurer of amounts, excluding certain fines and penalties that are legally uninsurable and certain other matters, which Sears, certain other entities (including SIMCO and the Plan), or their officers, directors or employees become obligated to pay by reason of any claim based upon an act or omission in the management or administration of certain employee benefit plans (including the Plan) sponsored by Sears and certain subsidiaries of Sears. In addition, the policies insure against employment practices liability.


Item 7.		Exemption from Registration Claimed.

     Not applicable

Item 8		Exhibits.

     The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Index is incorporated herein by reference.

     The Registrant will submit the Plan document as amended and restated and all amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

Item 9.		Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
     Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(l)(i) and (A)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on the 10th of December, 1999.

                                           SEARS, ROEBUCK AND CO.


                                       By:  /s/ JEFFREY N. BOYER
                                                Jeffrey N. Boyer
                                                Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


Signature	                                 Title

/s/ARTHUR C. MARTINEZ*                  Chairman of the Board of
   Arthur C. Martinez	                  Directors, President and
	                                       Chief Executive Officer
	                                       (Principal Executive Officer)

/s/JEFFREY N. BOYER*                    Chief Financial Officer
   Jeffrey N. Boyer                     (Principal Financial Officer
                                        and Principal Accounting Officer)

/s/HALL ADAMS, JR.*	                    Director
   Hall Adams, Jr.

/s/BRENDA C. BARNES*	                   Director
   Brenda C. Barnes

/s/WARREN L. BATTS*	                    Director
   Warren L. Batts

/s/ALSTON D. CORRELL, JR.*	             Director
   Alston D. Correll, Jr.

/s/W. JAMES FARRELL*	                   Director
   W. James Farrell

/s/MICHAEL A. MILES*	                   Director
   Michael A. Miles

/s/RICHARD C. NOTEBAERT*	               Director
   Richard C. Notebaert

/s/HUGH B. PRICE*	                      Director
   Hugh B. Price

/s/PATRICK G. RYAN*	                    Director
   Patrick G. Ryan

/s/DOROTHY A. TERRELL*	                 Director
   Dorothy A. Terrell


*By:/s/JEFFREY N. BOYER (Attorney-in-Fact)
       Jeffrey N. Boyer


Date:	December 10, 1999




The Plan.	Pursuant to the requirements of the Securities Act of 1933,
the administrator of Sears 401(k) Profit Sharing Plan has duly caused this Registration Statement to be signed on the Plan's behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on the 10th day of December, 1999.


                              SEARS 401(K) PROFIT SHARING PLAN

                              By:   SEARS, ROEBUCK AND CO.
	                                   Plan Administrator

                              BY:  /s/JOHN SLOAN
                                   John Sloan, Executive Vice
                                   President, Human Resources



                                     EXHIBIT INDEX


Exhibit
Number

4.1 Sears 401(k) Profit Sharing Plan as Amended and Restated as of January 1, 1998 [Incorporated by reference to Exhibit 99.(i) to Sears Annual Report on Form 10-K for the year ended January 2, 1999]

4.2 Amendments to Sears 401(k) Profit Sharing Plan dated March 31, 1999*

4.3 Sears 401(k) Profit Sharing Trust Agreement as amended and restated effective as of January 1, 1998 [Incorporated by reference to Exhibit 99.(iii) to the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 3, 1998]

4.4 Amendment to the Sears 401(k) Profit Sharing Trust Agreement dated June 26, 1998 [Incorporated by reference to Exhibit 99.(ii) to Sears Annual Report on Form 10-K for the year ended January 2, 1999]

4.5 Amendment to the Sears 401(k) Profit Sharing Trust Agreement dated December 1, 1998 [Incorporated by reference to Exhibit 99.(iii) to Sears Annual Report on Form 10-K for the year ended January 2, 1999]

4.6 Amendment to the Sears 401(k) Profit Sharing Trust Agreement dated March 31, 1999*

15 Acknowledgment of Deloitte & Touche LLP regarding unaudited interim information*

23  Consent of Deloitte & Touche LLP*

24 Powers of Attorney of chief executive officer, chief financial officer and directors of Sears, Roebuck and Co.*



*  Filed herewith